EXHIBIT 99.2

American Eagle Outfitters, Inc.
Third Quarter 2009

Conference Call Transcript dated November 24, 2009 Event Transcript Event Transcript

Operator

Greetings, and welcome to the American Eagle Outfitters Inc. third quarter 2009 earning conference call. (Operator instructions). It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you now may begin.

Judy Meehan - American Eagle Outfitters Inc - Vice President of Investor Relations

Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer, and Joan Hilson, Executive Vice President and Chief Financial Officer. If you need a copy of our third quarter press release, it is available on our website ae.com.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based on information, which represents the Company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. Now I'll turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thanks, Judy. Good morning, everyone. American Eagle Outfitters continued to gain ground in the third quarter, despite a very cautious consumer and as we all know, an economic environment that remains challenging.

Third quarter comparable store sales declined 4%, a significant improvement from the trend of the first half of the year. Store traffic remained inconsistent, and yet we're pleased to have delivered a slightly higher conversion rate during the third quarter. Although the results are still not up to our standards, the operating earnings decline of 26% was half of the decline in the first two quarters of this year.

The AE brand is gaining momentum with strength in a number of key merchandise categories, including denim, woven tops, graphic tees, and accessories. Building upon those successes and regaining market share is our top priority.

Further, through a grassroots campus marketing and high-impact billboard campaigns, the AE brand is generating buzz among a broad base of target consumers. We're also underscoring our mission within the organization. We're staying true to our promise of great style and quality at affordable prices, which will continue to guide this brand as we navigate our path to recovery.

The following are important highlights from the third quarter. The AE woman's comp improved, declining 5%, compared to an 11% decline in the first two quarters of this year. Women's denim, which is so important to driving overall performance for the brand, comped positively in the third quarter, up significantly year-over-year.

Critical to market share, we are pleased to see that certain styles have returned to historical performance levels. Graphic tees were also strong, the women's graphic t-shirts turning positive for the first time in several quarters. Our planned promotional strategy in this category is delivering strong margin performance.

AEO Direct delivered another positive quarter, with sales increases of 10%, driven by higher traffic and conversion. We have demonstrated the ability to hit important fashion trends, such as plaid flannels and woven tops. In fact, we've more than doubled our woven shirt business year-over-year.

Importantly, we're standing behind these fashion trends with powerful statements in the stores. You will continue to see this kind of merchandise distortion going forward, which we believe in this concept, and it makes sense to consumer. While we have seen solid performance across these categories, we still have considerable opportunity for improvement in the balance of the assortment.

And finally, value. Value is top of mind for this consumer, and stretching the dollar is going to be important for the foreseeable future. We continue to plan powerful promotions designed to drive growth in both top-line and margin. You'll see examples of that starting this Thanksgiving weekend.

A brief note from our big event from last week, the grand opening of our Times Square flagship store. American Eagle Outfitters at 46th and Broadway is meant to be a destination and a landmark for AE customers around the globe, as well as shopping experience unlike anything else, even by Times Square standards. Traffic and sales in the new store have been strong out of gate, and we look forward to seeing the store realize its remarkable potential in the coming months.

Importantly, new concepts are a key component of long-term growth for the Company, and we are pleased with their performance during the third quarter. Starting with aerie, the aerie brand now has 137 stand-alone stores, with one of the latest additions in Plaza Las Americas Mall in Puerto Rico. This store opened extremely strong, with higher than average traffic and sales, demonstrating a strong appetite for the aerie brand in a variety of markets. Overall, the aerie brand consistently delivers double-digit positive comps, with the third quarter at 27%.

Martin + OSA achieved a positive 10% comp with an improvement in the bottom line. The brand continues to make progress in its merchandise assortments and targeted marketing efforts to build brand awareness.

77kids also had a solid third quarter, with success in wear-now fashions, in outerwear, denim, and graphics. This holiday we opened our first pop-up store in the Pittsburgh area, allowing us to gain key learnings from our customers face-to-face. Sales are far exceeding our expectations, which is very encouraging, considering it's a small space and has a very limited assortment. Insights gleaned from this temporary store will help guide our plans for the permanent brick and mortar store, as we plan to open in 2010.

In closing, I'd like to reiterate my confidence in our brands. We've been clear about our priorities, and doing what we said we were going to do. We have turned around key categories. We stood for fashion, and value, and we have exercised financial discipline.

Is there is still significant work to do? Most definitely. We are focused on closing out 2009 very strong, and capitalizing on opportunities in this fourth quarter as we kick off the very important holiday season.

Further, we're poised to continue our momentum towards the recovery in 2010, with creativity, vision, and discipline. Thank you, and now I'll turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Thanks, Jim, and good morning, everyone.

The third quarter demonstrated an improvement from the first half of the year. Store traffic was still choppy, yet we were able to leverage traffic better than in recent quarters, resulting in a higher conversion rate. Customers responded well to key merchandise categories, driving a solid full-price business in a portion of the assortment. However, there were still areas of under-performance, where higher markdowns were required.

Moving on to margin, more controlled markdown activity and pre-planned promotional events led to a 20-basis point increase in the merchandise margin. The gross margin decline of 90 basis points was primarily due to higher rent as a percent of sales, reflecting new store growth and the negative comp.

SG&A expense in the quarter increased 6%. This was largely due to payroll costs related to new stores and the accrual of incentive compensation, which was not incurred last year. Cost control initiatives remain a priority and have resulted in flat SG&A dollars through the first nine months. Continued improvement in the comp trend, a higher merchandise margin, and expense discipline led to an improvement in our operating margins from the first half of the year.

Now turning to the balance sheet, consistent with our expectations, third quarter ending inventory for retail stores decreased 3% at cost per foot, and clearance inventory was down 15%. Looking ahead, our fourth quarter average weekly inventory per foot is expected to be up in the mid-single digits. This is driven by an increase in AE denim, a year-round category, which has been performing extremely well. Excluding denim, fourth quarter average weekly inventories are flat to last year.

In keeping with our reduced spending plan, capital expenditures in the third quarter were $33 million compared to $69 million last year. For the year, we now anticipate capital spending to be in the range of $120 million to $130 million, about half of last year. We generated positive cash flow, ending the quarter with cash and investments of $719 million.

Through the first three weeks of November, comparable store sales declined 5%. Due to the importance of Thanksgiving weekend, we will provide fourth quarter guidance next week, along with our November sales announcement.

In conclusion, we have tremendous opportunity still ahead. Continued sales improvement is a priority, and essential to margin recovery. Our goal is to continue the momentum and expand the success we've seen in key areas of our business. Inventories are well controlled and distorted to high performing categories. We expect lower product costs to modestly benefit the merchandise margin and we also pass savings onto customers through strong value pricing. And lastly, expense controls remain a priority. As we look ahead, we will capitalize on opportunities within our business, and continue to position the Company for long-term success. Thanks very much, and now we'll open the call up to take your questions.

Operator

We will now be conducting a question-and-answer session. (Operator instructions). Thank you our first question is coming from Michelle Clark of Morgan Stanley.

Michelle Clark - Morgan Stanley - Analyst

Yes, good morning. First question, can you just give us the weekly comp compares from November of last year? I know through the first few weeks of November of last year, you comped down 17% and then for the full month of November it was down 11. And then the second question is, is there any change in promotional cadence this November versus last? Thank you.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

So the promotional cadence for this November is relatively consistent. However, in terms of timing of events and our Thanksgiving week, without sharing exactly what it is, is we think, loaded with value for our customers and offers, meaningful price points in key categories of our business, and we have some fun events planned as well. So that cadence is one that we're excited about and look forward to talking to you about on our November sales call.

In week one last year, we were down low double digits; week two, low single digits. So that's the comparison that we have as we look at the first weeks of this month at aggregating the downside.

Michelle Clark - Morgan Stanley - Analyst

And then week three and four of last year, last November?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Week three was hard to compare because of the shift of the holiday. The prior year had Thanksgiving in it. Then as we said, last year, over Thanksgiving weekend last year, we were positive, low single digits.

Michelle Clark - Morgan Stanley - Analyst

Thank you.

Operator

Next question is coming from John Morris of BMO Capital.

John Morris - BMO Capital Markets - Analyst

Thanks, good morning, everyone. Congratulations on a good quarter.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Thanks, John.

John Morris - BMO Capital Markets - Analyst

With respect to two pieces here, the inventory, where you expect to finish up in Q4, up 5% per square feet, obviously that's an investment in denim. Maybe a little bit of color on that. Is it --do you feel like it's -- the higher investment in denim is because of more opportunity? Were you a little bit lower than where you wanted to be last year? Is there anything else in that mix that we should be aware of, any other timing issues or anything like that? I assume that really is kind of your spring positioning.

And then secondly, segueing into spring, trying to look ahead here a little bit, if you could talk a little bit about where you see the opportunity? Where does Roger see the opportunity in the merchandising team, in terms of the product, compared to last year? I would expect part of that to be in the knits category, but obviously woven is doing better. So I want to get a little more color there. What is it that you're doing to really fix and turn the knits business, an update on that.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

John I'll address the inventory and then Jim take the assortment for spring. Looking at fourth quarter, what we said, John, just to clarify is that the average inventory for the fourth quarter is expected to be up mid-single digits. When you look at that without denim, that will be -- we expect that to be flat.

That does compare to your point, to a down low double digits last year. So we were somewhat lean and feel that now, with a very well trending category in denim, that it's an important investment to us to make -- for us to make for a holiday. So hopefully that gives you the color that you're looking for for the fourth quarter.

John Morris - BMO Capital Markets - Analyst

Yes, that makes sense. And then on the spring opportunity?

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Actually the emphasis is still going to continue on with denim, as Joan just explained. We are making and will continue to make a massive presentation of denim, to ensure that we are in stock in all of our systems, as well as all of our washes.

The category that has probably the greatest upside opportunity, is the one you mentioned, John, and that is knits. What Roger and the entire team, Henry and LeAnn have done, is a strong collaboration in ensuring that the knits compared to last year are much more compelling - that's defined as they're much more brand appropriate, they have more of a fashion bend, and there is more detailing within the product. Having seen the line, I can tell you that there has been a dramatic improvement, and we will be in the knit business, but it will be trend right and it will be priced right, and we also have some key promotions around this that should be very exciting.

John Morris - BMO Capital Markets - Analyst

Great, thanks. Good luck for the holiday season here.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Thank you.

John Morris - BMO Capital Markets - Analyst

Thank you, Joan.

Operator

Thank you. Our next question is coming from Paul Lejuez of Credit Suisse.

Paul Lejuez - Credit Suisse - Analyst

Thanks, guys. I just wanted to confirm something. Inventory, you said, will be down mid-single digits -- that's on the dollars basis. Does that mean units will be up somewhere in the double digit range, just given lower average unit costs?

Second, as far as the store closings, just wondering what type of locations these stores are coming out of, what kind of malls, and should we expect that this is a precursor to more store closings next year? Thanks.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Okay. Paul, to clarify inventory, inventory on an average basis per -- on a cost per foot, is expected to be up mid-single digits. Without denim, we expect this to be flat. That is up against last year of down low double digits, as an average for the quarter.

Paul Lejuez - Credit Suisse - Analyst

Does that mean units up double digit and then ex-denim up mid-singles?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

No. What it means is that units are up, but not up double digits, and our denim inventory is clearly up unit-wise, because our denim inventory last year was quite low. So we're positioning inventory units and dollars up against them.

Paul Lejuez - Credit Suisse - Analyst

Got you.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Relating to store closings, we've already committed to closing, I believe, around nine stores this year, and we're looking at, in January, somewhere between another 10 to 20 potential closings. The mix of the stores, they range anywhere from stores that have just out lived their life cycle, whether they're in environments that are just -- they're not growing, they're actually decreasing.

They're also in environments that were planned for future growth, primarily in the southwest and western part of the United States that did not materialize, where we had fortunately put in exit clauses to benefit ourselves in being able to leave the locations. And there's also some lifestyle centers that are just not right for the, I think, the future look. Something that I'm not going to dwell on, but I'm looking at the entire American Eagle real estate portfolio in a little different manner on the go-forward, and I think you'll see and hear some of the repositioning of how I see the portfolio evolving over the next two to three years.

Paul Lejuez - Credit Suisse - Analyst

Thanks. Good luck.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Thank you.

Operator

Thank you. The next question is coming from Janet Kloppenburg of JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone. Congratulations on the progress.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Thank you.

Janet Kloppenburg - JJK Research - Analyst

I was wondering, Joan, if you can talk a little bit about your IMUs going into the fourth quarter and if you're positioned to profitably promote? A lot of other companies have talked about being well positioned to offer value, but to maintain decent margins at the same time.

I was also wondering if you can talk a little bit about the outlook on SG&A, if we should expect it to be up about 6% again in the fourth quarter.

And just lastly for Jim, if you could talk about your confidence level in this holiday floor, with the flannels, and the denim and some of the new sweater silhouettes; if you have an early enough lead to say you feel good about how you're positioned going into the season? Thank you.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Okay. So, Janet, when we look at the first quarter, we expect -- we're seeing cost improvements, and much like the third quarter, we expect to balance that with a value offering to our customer. So, expect modest improvement related to that.

Where we see meaningful improvement in the fourth quarter for us is in our markdowns, and that relates to the strengths of our pre-planned promotions, which are structured in a profitable way. As you know, last year was a bit reactive. So going in we do expect a meaningful chunk of improvement in the merch margin.

As we -- with respect to SG&A, we would expect that the fourth quarter range, likely to be up low digits. What -- as I look at it, at this time is flat to up low single digit, and that largely depends on the top-line performance in our variable costs.

Janet Kloppenburg - JJK Research - Analyst

So we should be thinking about it on a dollar basis, up low single digits versus last year's fourth quarter?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Looking at the full year -- just thinking about the full year --

Janet Kloppenburg - JJK Research - Analyst

Okay.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

I think high side range of that would be up low single digit.

Janet Kloppenburg - JJK Research - Analyst

Versus last year's total SG&A level?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Correct.

Janet Kloppenburg - JJK Research - Analyst

Okay. Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Some of the early selling, Janet, it's been a bit mixed. Without being redundant on some of the comments we've already made, women's fleece, we've been very pleased with, accessories have been quite good.

But the common denominator right now is, with strong promotions, very value-driven, the product is very desirable. So I don't -- I'm very cautious about the holiday season, although I do feel that from an assortment -- from a comprehensive point of view, I think we're in a good place. I think all of our holiday buys in our sweaters, our fleece, and our woven shirts, are very much on trend, and I would expect them to be well received.

Again, though, it's all going to be centered around the promotions and how the customers perceive value. If that perception is achieved, I like our chances. So we have -- we have a very good plan. As you know our company very well, we also have a plan for the plan. So we're not going in with our eyes closed, so to speak, but we are geared for whatever hand we're dealt.

I think the biggest thing about this year versus last year, and I've been public with this comment before, is last year, much of what we did from a promotional cadence was very tactical, was very necessary to move inventory, because we were in -- we had no choice. This year we've been much more prudent, about how we bought, where we bought, as Joan related. We were very distorted in the categories we feel good about. So we know where we've picked our targets, and right now, the early signs are, they're good. With all we hope, they're going to be great.

Janet Kloppenburg - JJK Research - Analyst

Okay. Well, lots of luck, Jim.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thanks, Janet.

Operator

Thank you. Our next question coming from Kimberly Greenberger, of Citigroup.

Kimberly Greenberger - Citigroup - Analyst

Thanks. I apologize if I missed this, but could you give us the comp metrics behind the negative four comp in the quarter? And Jim, could you talk to us a little bit about Martin + OSA and aerie, you commented about from sales improvement? Could you give us some idea about the operating margins at those two businesses, and are they seeing significant improvement?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

I'll take the comp metric first, Kimberly. For the quarter, if we look at ADS, that would be down low single. Our average unit retail was also down low single, and we saw transactions that were also down low single. And then our conversion was up, and that's what contributed to the overall down.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

As it relates to aerie, our intimate apparel brand, overall we've been very public that the aerie brand is profitable. Now the stand-alone stores have not been profitable. They run, I think a small loss. That's what we feel will continue to improve in the fourth quarter of '09, and then our plan is for the brand to be accretive, the stand-alone stores to be accretive in 2010.

What we have seen from aerie is a continued strong positive comp. It's been north of 25% almost every quarter.

But having said that, we actually are driving now some additional categories of merchandise. If you've been in the stores, you see a stronger position in our f.i.t., the active line. You've seen more of a dorm wear in the sleep. Those categories have to be -- they have to deliver their percentage component, because our bra business and our underwear business has been very good and it has continued to carry the aerie brand.

But in order for the stand-alones to be profitable, we need to have these other categories delivered to their planned percent of contribution. Right now the trends are very positive, and we feel good. Without getting overly excited, we really feel that that brand, the aerie brand is headed in a very positive direction.

Some of the newer stores that we've opened have been quite - they've been quite good, and have been meeting their benchmarks. We have to get our lower-tiered stores, which number about 20% of the 137 stores, they need to move their top line. But we have seen overall -- I don't believe we have what I would consider maybe one or two, at most, stores that cannot meet the benchmarks that we have established for it for fourth quarter as well as come out with a very strong 2010.

As it relates to MARTIN + OSA, MARTIN + OSA has continued to improve quarter-over-quarter. Now, having said that, the improvement has been very modest. The big contribution, if you will, the real tell-tale will be the fourth quarter, the season we're in right now. We've planned for a dramatic improvement in the fourth quarter of '09 versus '08. And the early signs right now is that it's good.

The assortments continue to get better, but one of the things that had been maybe holding the brand back is we have to -- we've got to take some bets on some key product lines, and we need to flow newness more often. We notice that as soon as we flow newness, we spike their top line. The minute the assortments start to be on the shelves after three, four, five weeks, the sales become a little more modest.

So we think we have a pretty good handle. We're changing some of the merchandise flow cadence and the product continues to get better. The IMUs continue to improve. We have to get our arms around the markdown rate, and when we get our arms around the mark down rate, you'll see a dramatic improvement in this brand.

Kimberly Greenberger - Citigroup - Analyst

Thanks, that's very helpful.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thanks.

Operator

Thank you. Our next question is coming from Christine Chen of Needham & Company.

Christine Chen - Needham & Company - Analyst

Thank you. Just to continue on the discussion of MARTIN + OSA, can you talk about maybe specific categories that are doing particularly well at MARTIN + OSA? And did you give the impact on the third quarter of MARTIN + OSA? Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

MARTIN + OSA's comps for third quarter was 10%. Categories that have been -- contributed, what we think is becoming some of the signatures of the assortment, denim. If there's one category we should know, and that's denim. Denim in both men's and women's, but women's has been very strong. And we've been very consistent right now on our fits, which we're getting very good feedback on.

Cashmere sweaters are another signature category in women's. And accessories has been very good. We have really -- have -- we have shown a dramatic improvement. We've almost doubled the business from a year ago in accessories.

Men's has been very pleasantly surprising in that we have moved the needle up in the overall contribution this past year, from -- about two or three points from where it had been. The men's assortment has been somewhat successful and, I believe, a major contributor.

Where women's needs to strengthen its positioning is primarily in its knits, and also we have to continue our outerwear category, which is good, but it's a category we feel should be a major contributor in both men's and women's, but primarily in women's. So that's about the best way I can give you the color around M + O.

Christine Chen - Needham & Company - Analyst

And then the EPS impact on the third quarter for MARTIN + OSA?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

We'll give that on an annual view when we get to the fourth quarter earnings call. That's how we treat all of our new concepts.

Christine Chen - Needham & Company - Analyst

Okay, great. Thank you. And good luck for the holiday.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thanks.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Next question?

Operator

Thank you. Our next question is coming from Stacy Pak of SP Research.

Stacy Pak - SP Research - Analyst

Hi, guys. Thanks. A couple things. I was wondering, Jim, if you can just comment on how you're reading the business so far in November? Are you pleased with the build? The reason I'm asking, obviously is the shift that occurred in Thanksgiving last year, so I'm kind of wondering how you're reading it internally? Is that kind of playing out as you would have anticipated? It sounds to me like you're pleased with all the key categories, but I was just hoping you would revisit that.

The second question I have is just looking at '10, assuming a modest comp, what kind of SG&A growth rate would you be comfortable with, and what kind of margin recovery would you be comfortable with? Because there's obviously an awful lot of opportunity.

And then last question is just housekeeping -- Joan, can you tell us how exactly what the -- how much the IMU was up in the quarter and whether there was an impact from transportation? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Well, as far as the early read on, where we are and where we're going, my crystal ball is still murky, but less murky than it was year ago. Having said that, we are -- our cadence right now is really right on our plan .

Now, it's a very conservative plan, but right now, I feel good about where we are and where we're going. I like our inventory levels, where they're positioned. I think our key categories are well-protected. I think our promotions that are going to signal value to the customer, as I mentioned earlier, are in place. We're prepared from a logistics position as far as being able to support our stores on an ongoing basis, so that we are in stock on an as-needed basis. So I feel good.

Last year, if you recall -- and I think Judy mentioned it, you know, our Thanksgiving -- our post-Thanksgiving weekend, was okay, was good. But I think we're in a better position this year.

The real key is going to be, what does December look like? Is December going to be a balanced December, where you find that your sales cadence is pretty consistent week in and week out, or is it going to be a last-minute rush 10, 12 days prior to Christmas, where it's going to -- you're going to have to really be very, very focused, and going to have to be very promotional.

But we have plans for both, so we'll see what happens. Overall, I feel okay about where we are. I actually like our position.

Stacy Pak - SP Research - Analyst

To follow up on that, Jim, with regards to the traffic that you're just seeing out there all year, has the customer -- I mean, I've heard a lot about inconsistent. Would you -- does the customer come at specific times? Would you expect there to be more traffic when there are holidays, for instance, they're imminently, they're here upon us, or can you not even -- how are you reading the traffic?

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

I think it's a really good question, Stacy. It's been pretty consistent. You promote, the traffic improves.

Weekends right now, very strong. You have to be prepared for your Friday to a degree, but Saturday, Sunday have really been the drivers for the week. The balance of the week, it's -- on average it's pretty quiet. But I think, as you get into the holiday season, depending on the urgency of the consumer, I would like to think that maybe some of these trends will change somewhat.

One of the things that we have seen, though, is in these outlet centers, the off-price centers that we're in. They remain very consistent in that the traffic is very strong and the performance goes right along with it. So it further validates  this whole value headset of the consumer.

Stacy Pak - SP Research - Analyst

Okay. Great. And then the 2010 gross margin recovery, SG&A, to IMU and transport?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Sure, Stacy, for 2010, we look to gain improvement to get back to the mid-teen operating margin, we see that occurring over the next couple of years. But with respect to SG&A specifically, the way I think about it is, we would expect SG&A to grow somewhat with an increase in sales due to the variable costs that go along with sales. But the other expenses that are what I would call non-variable or discretionary, we would expect to remain flat.

Stacy Pak - SP Research - Analyst

Would that be overall if sales -- assuming again, that you actually have a modest comp?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

We would expect SG&A to grow slightly with a modest comp.

Stacy Pak - SP Research - Analyst

Okay.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Now, looking at IMU for the third quarter and fourth quarter, what I mentioned was that we did have cost opportunities that we did pass on to -- through some value offerings to our customer. We did experience a decline in freight.

As we look forward in fourth quarter, and as we talk about guidance next week, we are thinking about the impact of air freight and some of the small issues that we're seeing today in terms of capacity for air freight and getting product to our DCs and then to the stores. So, some opportunity in third quarter, and we're working through some of the costs of the fourth quarter. So that said, with respect to costs, we would expect modest improvement, but with respect to markdowns, that's where we would expect a more meaningful lift in our merch margin.

Stacy Pak - SP Research - Analyst

Okay. Well, thanks very much, and good luck.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Thanks, Stacy.

Operator

Thank you. Our next question is coming from Lorraine Hutchinson of Bank of America-Merrill Lynch.

Lorraine Hutchinson - Bank of America Securities-Merrill Lynch - Analyst

Thank you. Good morning. Just to follow up on the inventory position that you're in going into the holiday, if we see comps continue at the same rate that we've seen so far this month, should we expect significant markdowns to clear through that up inventory, or is this season-less product that you can carry forward into the spring season?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

The position in denim is what's driving the mid-single digit comp increase, so the inventory without denim is flat on a cost per foot basis. So yes, it's year-round inventory, which we have flexibility. That said, we would expect to see improvement in markdowns, even with a negative comp. So we believe that the way we've planned our promotions, pre-planned, proactive, that we're in a strong position to see merchandise margin improvement, related to markdowns.

Lorraine Hutchinson - Bank of America Securities-Merrill Lynch - Analyst

Great. Last quarter, on your second quarter earnings call, you had been talking about SG&A down slightly for the year, and now it looks like it will be up. I was just curious as to what was the variance in the initial expectation versus where you are now?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Yes. The variance is related to sales, and our store variable costs are a piece of that, and the incentive accrual is the other piece of the increase. As I said, as we look at the year on an annual basis, we expect SG&A, with all of that in mind, on the high side to be up low flattish to low single digit increase, all related to business performance and variable costs.

Lorraine Hutchinson - Bank of America Securities-Merrill Lynch - Analyst

Thank you.

Operator

Thank you. Next question is coming from Jeff Black of Barclays Capital.

Jeff Black - Barclays Capital - Analyst

Good morning, everybody. If you look across the business, Jim, if you listen to the call, it sounds like it's a one-category business, denim. How many categories are really percolating and waking up here, and how many categories under-performing and in the category or in that class that Joan said needs more promotion? And on those that need more promotion, do you feel comfortable with the inventory levels here? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

It does sound like we're doing a drum roll on the denim category. We've been very pleased with graphic t-shirts. Woven shirts, as I mentioned earlier, we've doubled the business year-over-year. In denim shirts -- excuse me -- woven shirts, has really -- has become much of a pleasant surprise, and a major contributor in both top line and in margin. Our accessory business has been year-over-year very strong.

Categories that need to continue to be move forward, fleece is a good example, both men's and women's fleece. We have a big bet on fleece for fourth quarter. And our women's fleece has been meeting and exceeding our plan. Men's is running slightly behind. We'll see what happens as we get closer in. Both men's and women's fleece, we have promotions planned around fleece.

Sweaters, for holiday as we all know, it's rather obvious, a very key category. I don't think we've really hit the sweater season yet. I think it will be -- we'll have a better read after this weekend. But we also have promotions planned around sweaters which will be -- and a very compelling promotion. So they are levers that will be the big driver.

Denim, yes, we're very pleased with denim, but it's not going to be a one-category company. It's rather obvious that we have investments made in other categories of product, and it really will center around graphic t-shirts going forward in spring and also women's knits, and you'll hear and see more of that as we involve into 2010.

Jeff Black - Barclays Capital - Analyst

And you feel good enough about the traction in these other categories that we could theoretically see a positive comp.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

I don't want to go out on a limb on a positive comp, but do I feel that I've seen enough so far? The answer is yes. The real answer to the question will come as we run these key planned promotions. If they end up being the -- meet the levels that we've set for them, I think we'll all be pleased with the results.

Jeff Black - Barclays Capital - Analyst

Okay. Fair enough. Thanks. Good luck.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thanks.

Operator

Thank you. Our next question comes from Dorothy Lakner of Caris & Company.

Dorothy Lakner - Caris & Company - Analyst

Thanks and good morning, everyone.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Good morning, Dorothy.

Dorothy Lakner - Caris & Company - Analyst

I was wondering if you could just talk a little bit more about the cadence, sort of the traffic pattern maybe you are looking at in December, if that's any different from what you've seen in previous years? Clearly the Thanksgiving weekend coming up is a big one. We've typically seen a lull in the first couple of weeks, and your week before Christmas is big, but also the week after Christmas has always been pretty important to you. Do you expect that to change at all this year?

And then just kind of housekeeping, could you just talk about the men's performance? I think you talked about women's earlier on, but not sure if you gave the comp for men's and how that did?

And then lastly on aerie, the lower-tiered stores, is there anything that those have in common? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

We'll get the aerie question out of the way, Dorothy. There is a common denominator. They are primarily in smaller markets; we have to look at that very closely. When we first went out with the store rollout, it was our plan, it was my plan to have the brand represented in markets where American Eagle performed at an x level, which would be naturally interpreted as some of our better stores.

As you know, the American Eagle brand performs very well in strong B markets, and which are in some of what we would call secondary tier markets in the Midwest and Northeast. It's been a bit of a mixed bag with the aerie brand. Where we have opened in major metropolitan markets in the A centers and very strong B centers, the brand has performed very well. So that's what we're looking at right now.

That was why I was out early, explaining to everyone, and I think you all, hopefully understand where I'm coming from. This is not a 600-, 700-, 800-store brand. I mean, this brand, we'll be lucky if it's a 500-store brand. I think it's probably right now looking more like 400, 450, if you will, throughout the United States and Canada. So I think we can be very specific about where we'd go, and also where we don't go.

So that's the story behind aerie. That's really the only common denominator. Doesn't mean that all small markets don't perform -- some do, but on average it's more of our second-tier markets that have not been embraced the way that our very high-profile A centers and very strong B centers, where we're very pleased with the business there.

Dorothy Lakner - Caris & Company - Analyst

Okay. Great.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

On traffic, you're kind of looking at the Jim O'Donnell playbook. I happen to agree with you. We'll see, we don't want to jinx this weekend. but from all the tell-tale signs of what you see, and what you hear, and so forth, and what happened last year, this Friday, Saturday, and Sunday should be quite good. The footprints and the traffic pattern should, I think, be pretty robust.

Granted, it's going be spread out over a very long period of time. Most centers are opening up at 6 a.m. in the morning. You have centers now that are open 24 hours, and you have other centers that are open at 10 on Thanksgiving all the way through to the following evening, so there's a real mixed bag. It's going to depend upon -- are we just taking the same total volume and spreading it out over longer hours, or will there be incremental volume added because you have extended hours? I think the jury is out on that until we see what actually happens.

But I do think that there could be a bit of a lull, post-Thanksgiving weekend, with a ramping up very dramatically 10, 12 days before the holiday, Christmas holiday, and post-holiday at American Eagle, I'm sure it's others, but for American Eagle, is one of our strongest weeks of the year.

Dorothy Lakner - Caris & Company - Analyst

Yes.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

We're going to be very well prepared for that week. I think the promotion -- acceptance to promotions that we plan to run for our mid- to weekend business, that will be the telltale whether we can get incremental more balanced throughout the month of December.

Dorothy Lakner - Caris & Company - Analyst

It just seems as if the traffic pattern has been inconsistent all year and the consumer is sort of shopping that way on the weekend, not during the week. I mean, why would this December be any different from others?

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

I agree with you.

Dorothy Lakner - Caris & Company - Analyst

Okay.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

I happen to agree.

Dorothy Lakner - Caris & Company - Analyst

And then just on the men's business?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Yes, Dorothy. Men's was down mid-single digits as well, and what happened there is, while some key categories were performing, well, denim, wovens, and graphics, we did have other categories as well in the knits, that didn't do quite as well, and shorts, did not meet our expectations. So that's the story on men's.

Dorothy Lakner - Caris & Company - Analyst

Okay. Great. Thank you. Good luck for the holiday.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Thanks.

Operator

Thank you. Our next question is coming from Jennifer Black of Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Good morning. Let me add my congratulations as well.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

Thank you.

Jennifer Black - Jennifer Black & Associates - Analyst

Jim, for some time now you've talked about accessories as a category, and I wondered if you can talk about accessories in more detail in both men's and women's at all the divisions. They look much, much better. In fact, they look great. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thank you. I personally have been beating the accessories drum for a couple of years, so I appreciate you asking that question. I really do.

I think it's rather obvious. Jewelry for women has been incredible. Underwear for men has been excellent.

Our footwear business, where we now are in with a third-party vendor has been very well received. The boots have not taken off yet, but we still think that season is early, although we are seeing signs that that business is improving; but footwear overall has been positive. And I would say that our belt business has been pleasantly -- a pleasant surprise for us.

We're looking at accessories now much more aggressively, and what is it we're not in that we can be in. We've devoted an additional fixture for all of our stores, which is in now for holidays, where we only had one accessory fixture, now we're going to have two. In some of our larger stores we not only have two, but we also have devoted some other areas of the store and in malls and so forth. It has really been quite good.

Then you have your winter accessories which are your gift sets of your hats, gloves, and so forth, which, we'll see how they -- normally we do quite well with those during the holiday season. That's kind of the quick snapshot of what accessories looks like today, but we're going to be even more aggressive in 2010.

Jennifer Black - Jennifer Black & Associates - Analyst

What percent of your business accessories right now, for the whole Company, and where would you like it to be?

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Well, right now, it is about 10%, and there is -- I'd say that it's very achievable, within the next year, to be 12%, to even 15%, depending on how robust the assortment is.

Jennifer Black - Jennifer Black & Associates - Analyst

Great. Thank you very much, and good luck.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thank you.

Operator

Thank you. Our next question is coming from Michelle Tan of Goldman Sachs.

Michelle Tan - Goldman Sachs - Analyst

Great. Thanks. I have a couple of questions. First, just to clarify on fourth quarter SG&A, the growth is going to be in line or slightly ahead of third quarter; is that correct? And does that imply acceleration in sales versus third quarter and fourth quarter?

And then I had a quick follow-up on buying and occupancy.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

So the SG&A, Michelle, is -- relates to a recognition of the improved sales trend that we've seen largely in the third quarter. So the increment of SG&A looking at the year on the low single digit, were flat through the first three quarters. Then looking at the year going from flat to a low single digit, depending on the top line and sales in business performance, we would incur additional variable expenses and incentive comp accrual.

Michelle Tan - Goldman Sachs - Analyst

Right. And the high end of that range assumes some better sales in fourth quarter than third quarter, I assume?

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

That would be correct.

Michelle Tan - Goldman Sachs - Analyst

Great. On buying and occupancy, just to understand, where the leverage point is there now, it's de-levered a little bit more in the quarter than I thought, and I think you called out some of growth in the area, which has somewhat lower productivity, higher buying and occupancy rate at this early stage. So just, help us think about the buying and occupancy leverage point going forward.

Joan Hilson - American Eagle Outfitters Inc - Executive Vice President, Chief Financial Officer

As we look at 2009, that leverage point is at the higher end of a mid-single digit. Then, as we look forward into 2010, the way to think about that is a low single digit lever point.

Michelle Tan - Goldman Sachs - Analyst

Okay. Great. Thanks. That's helpful. Good luck.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thanks.

Judy Meehan - American Eagle Outfitters Inc - Vice President of Investor Relations

Jackie we'll take our final question now.

Operator

Thank you. Our final question is coming from Dana Telsey of Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Good morning, everyone. Can you talk a little bit on the talent side? I understand you may have added some talent on the women's side. How do you think about that, and what changes do you see in process, or how do you see it working going forward?

And also the Times Square Store and Garden State Plaza. This looked terrific. What features from those stores could be adapted to the existing stores, either in re-models or in new stores? Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Well, we've made some key hires. I don't want to put the new hires under any more pressure than they're under. But we're very pleased we were able to attract a very talented women's merchant for the American Eagle brand. She is on board and has been on board for a few weeks now. And that's -- that was a major addition to our team, especially in a category that we have mentioned ad-nauseum on how much effort we have put in and we are going to continue to put in into women's -- into the women's product.

We've also added -- and she has not joined us yet, but we've added a very talented woman to join us in design, head of design for our aerie product, and we'll look for her to make some dramatic improvement in a line that really, we're very, very pleased with now, but that has tremendous upside. Then we've added, within our team, some people that are not as high profile, but are talented for both today and for the future.

We have a few other people in queue right now that we're speaking with that hopefully, if things work out, we'll have an announcement toward the end of the year on probably two more key hires that will strengthen our organization, so we're excited about that.

As far as Times Square and Garden State Plaza, we're -- I don't know if we're giddy, we're very excited about both of those stores. The Garden State, which was the precursor to Times Square, is a store we're very, very proud of. As you know, I think you've been there, Dana. We're testing some presentations, accessories for one, footwear for another, and we're going to be adopting some of that, our learnings from that store into some of our larger-volume stores, and hopefully even into a greater portion of the chain.

One of the things that we are taking away that are probably going to be something that can be universally beneficial to all of stores, is in some of our fixtures, especially in our high volume stores. We have fixtures in both those stores that are high capacity, and are enablers for us to put large quantities of product on the floor, which is an enabler for us to ensure that we're not only having powerful presentations, but we're also mitigating against being out of stock, because the product is in the stock room.

So what you saw as far as some of the denim presentations on the denim bar, and some of the wall treatments for denim presentation, they will be adopted primarily throughout the chain. Accessories that I mentioned earlier, and some of our table presentations, where we think we're onto something, as being able to show some of our knit wear, both our graphics and some of bare knits, in a much more formable way, and hopefully they'll benefit with improving our top-line sales cadence.

Dana Telsey - Telsey Advisory Group - Analyst

Thank you. Best of luck.

Jim O'Donnell - American Eagle Outfitters Inc - Chief Executive Officer

Thank you.

Judy Meehan - American Eagle Outfitters Inc - Vice President of Investor Relations

Thanks, Dana. Okay, everyone, that concludes our third quarter conference call. Our next announcement will be November sales, which we will report next Thursday, December 3rd. Thanks again for your participation today, and have a happy Thanksgiving.

Operator

This concludes today's conference. You may disconnect your lines at this time. Thank you all for your participation.